Exhibit 5.1

June 2, 2016

Veeco Instruments Inc.

Terminal Drive
Plainview, New York 11803

RE:                           Veeco Instruments Inc. Amended and Restated 2010 Stock Incentive Plan

Veeco Instruments Inc. 2016 Employee Stock Purchase Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of (i) 3,800,000 shares (the “2010 Plan Shares”) of the Common Stock, $0.01 par value (the “Common Stock”), of Veeco Instruments Inc. (the “Company”), which will be issuable from time to time under the Company’s Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”) and (ii) 750,000 shares (the “Purchase Plan Shares”) of the Common Stock of the Company, which will be issuable from time to time under the Company’s 2016 Employee Stock Purchase Plan (the “Purchase Plan” and, together with the 2010 Plan, the “Plans”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the 2010 Plan Shares and the Purchase Plan Shares, and such documents as we have deemed necessary to render this opinion.  For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the 2010 Plan Shares and the Purchase Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the 2010 Plan Shares and the Purchase Plan Shares, respectively, covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the 2010 Plan Shares and the Purchase Plan Shares, when issued and outstanding pursuant to the terms of the Plans, as applicable, will be validly issued, fully paid and nonassessable shares of Common Stock.  The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws, each as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP